As filed with the Securities and Exchange Commission on May 21, 2008

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MercadoLibre, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0212790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tronador 4890, 8th Floor, Buenos Aires, C1430DNN, Argentina
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 1999 Stock Option and Restricted Stock Plan

(Full title of the plan)

Jacobo Cohen Imach

Tronador 4890, 8th Floor, Buenos Aires, C1430DNN, Argentina

(Name and address of agent for service)

011-54-11-5352-8000

(Telephone number, including area code, of agent for service)

Copy to:

Edward W. Elmore, Jr.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

(804) 888-788-8200

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value per share (“Common Stock”)	442,010 shares	$54.47	$24,076,284.70	$946.20

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the employee benefit plan described herein by reason of any stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(h) on the basis of $54.47 per share, which was the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on May 16, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

MercadoLibre, Inc. (the “Company”) will provide the participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Request for such documents should be directed to MercadoLibre, Inc., Tronador 4890, 8th Floor, Buenos Aires, C1430DNN, Argentina, Attention: General Counsel, telephone number 011-54-11-5352-8000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 31, 2008.

2.	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed with the Commission on May 15, 2008.

3.	The Company’s Current Report on Form 8-K filed with the Commission on May 20, 2008.

4.	The Company’s Current Report on Form 8-K filed with the Commission on May 8, 2008.

5.	The Company’s Current Report on Form 8-K filed with the Commission on January 3, 2008.

6.	The Company’s Current Report on Form 8-K filed with the Commission on January 28, 2008 (excluding Item 2.02 and the Exhibit to Item 2.02).

7.	The description of the Common Stock contained in the Registration Statement on Form 8-A (Registration No. 333-142880) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 7, 2007.

All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation includes a provision that (i) eliminates, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) requires the Company to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the Delaware General Corporation Law, the Amended and Restated Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may indemnify any other person as set forth in the Delaware General Corporation Law, and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.

The Company has entered into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Form of Certificate for Common Stock. (filed herewith)

4.2	Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended. (filed herewith)

4.3	Form of Restricted Stock Award Agreement for Outside Directors (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the Commission on November 14, 2007.

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered. (filed herewith)

Exhibit No.	Description
23.1	Consent of Hunton & Williams LLP (included as Exhibit 5.1).

23.2	Consent of Price Waterhouse & Co. S.R.L. (filed herewith).

24.1	Powers of Attorney (included on signature page).

Item 9.	Undertakings

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on this 20th day of May, 2008.

MercadoLibre, Inc.
(Registrant)

By:	/s/ Marcos Galperín
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Marcos Galperín and Nicolas Szekasy, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marcos Galperín	Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2008
Marcos Galperín

/s/ Nicolás Szekasy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 20, 2008
Nicolas Szekasy

/s/ Emiliano Calemzuk	Director	May 20, 2008
Emiliano Calemzuk

/s/ Nicolás Galperín	Director	May 20, 2008
Nicolas Galperín

/s/ Anton J. Levy	Director	May 20, 2008
Anton J. Levy

/s/ Veronica Allende Serra	Director	May 20, 2008
Veronica Allende Serra

/s/ Michael Spence	Director	May 20, 2008
Michael Spence

/s/ Martín de los Santos	Director	May 20, 2008
Martín de los Santos

Director
Mario Vázquez

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Certificate for Common Stock. (filed herewith)

4.2	Amended and Restated 1999 Stock Option and Restricted Stock Plan, as amended. (filed herewith)

4.3	Form of Restricted Stock Award Agreement for Outside Directors (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the Commission on November 14, 2007.

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered. (filed herewith)

23.1	Consent of Hunton & Williams LLP (included as Exhibit 5.1).

23.2	Consent of Price Waterhouse & Co. S.R.L. (filed herewith).

24.1	Powers of Attorney (included on signature page).